Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNANT

We have issued our report dated December 15, 2017, with respect to the financial statements of WoodSpring Hotels Franchise Services included in the Current Report on Form 8-K/A of Choice Hotels International, Inc. dated March 28, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Choice Hotels International, Inc. on Form S-3 (File No. 333-216416) and on Forms S-8 (File No. 333-223424, File No. 333-217493, File No. 333-41357, File No. 333-193403, File No. 333-169308, File No. 333-36819, File No. 333-38942, File No. 333-41355, File No. 333-142676, File No. 333-67737 and File No. 333-106218).

 /s/ Grant Thornton LLP

Minneapolis, Minnesota
March 28, 2018